Certificate of Amendment to
              Rivet Acquisition Corporation
              Certificate of Incorporation
                     August 28, 2006


     Rivet Acquisition Corporation (the "Corporation"), a corporation organized and existing under the Delaware General
Corporation Law, hereby certifies as follows:

     FIRST: As of August 28, 2006 the Corporation had 1,000,000 shares of common stock issued and outstanding.

     SECOND: by unanimous consent of the Board of Directors and by written consent of the shareholder, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law.

     THIRD: Article One to the Certificate of Incorporation shall be amended in its entirety to read as follows:

                      "ARTICLE ONE
                          Name

     The name of the Corporation is Tempest Microsystems, Inc."


     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on this 28th day of August, 2006.


                             RIVET ACQUISITION CORPORATION

Attest:
                             BY: /s/James M. Cassidy
James M. Cassidy                    President
Secretary